Exhibit 10.11

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED

Development and Option Agreement

by and between

ACUITAS THERAPEUTICS, INC.

and

VERVE THERAPEUTICS, INC.

dated

October 6, 2020

i

ii

Table of Contents

		Page
10.10	Assignment	35

10.11	Notices	35

10.12	Amendment and Waiver	36

10.13	Severability	36

10.14	Entire Agreement	36

10.15	Force Majeure	36

List of Exhibits

Exhibit 1.1	Patents in the Acuitas Background Technology

Exhibit 1.48	Form of Non-Exclusive License Agreement

Exhibit 3.1(a)	Initial Workplan

Exhibit 4.2	Form of Target Notice

Appendix 1.15	Pre-approved Contract Manufacturing Organizations (CMOs)

iii

Amended and Restated Development and Option Agreement

This Amended and Restated Development and Option Agreement (this “Agreement”), dated as of October 5, 2020 (the “Amendment Effective Date”), is made by and between Verve Therapeutics, Inc. a Delaware corporation (“Verve”) and Acuitas Therapeutics Inc., a British Columbia corporation (“Acuitas”). Each of Verve and Acuitas may be referred to herein as a “Party” or together as the “Parties.”

WHEREAS, Acuitas has expertise and intellectual property relating to the development of LNP Technologies (as defined below);

WHEREAS, Verve has expertise and intellectual property relating to gene editing therapeutics, including mRNA Constructs (as defined below) and Genome Editing Constructs (as defined below); and

WHEREAS, the Parties believe that certain proprietary Acuitas LNP Technology (as defined below) could be useful for the formulation and delivery of Verve’s proprietary Genome Editing Constructs; and

WHEREAS, Verve and Acuitas previously entered into a Development and Option Agreement (the “Original Agreement”), dated effective as of December 11, 2019 (the “Effective Date”), under which the Parties began a collaboration to evaluate the development of products incorporating Acuitas LNP Technology and Verve Technology (as defined below); and

WHEREAS, Verve and Acuitas wish to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree that, from and after the Amendment Effective Date hereof, the Original Agreement is hereby amended and restated as follows:

ARTICLE 1

Definitions

The following terms and their correlatives will have the following meanings:

1.1 “Acuitas Background Technology” means any and all proprietary LNP Technology that is owned or Controlled by Acuitas (a) as of the Effective Date, or (b) developed by Acuitas outside of the scope of this Agreement, and in each case necessary or useful for the conduct of the Workplan and/or the research, development, manufacturing and commercialization of Licensed Products. The Patents in the Acuitas Background Technology as of the Effective Date are listed in Exhibit 1.1 attached hereto.

1.2 “Acuitas Indemnitees” has the meaning set forth in Section 8.6(b).

1.3 “Acuitas LNP Technology” means the Acuitas Background Technology and the Acuitas Sole Technology. For the avoidance of doubt, any LNP or component thereof that is proprietary to Acuitas and provided by or on behalf of Acuitas to Verve shall be Acuitas Background Technology and, therefore, Acuitas LNP Technology under this Agreement.

1.4 “Acuitas Sole Technology” means, without regard to inventorship, all Technology (other than Workplan Data) that arises from the Workplan that is solely an Improvement of Acuitas Background Technology and does not incorporate or consist of an Improvement to the Verve Background Technology. For clarity, any Technology arising out of the Workplan that (a) is an Improvement of Acuitas Background Technology and (b) specifically relates to any mRNA Construct or Guide RNA provided or used by Verve under the Workplan is Joint IP and not Acuitas Sole Technology.

1.5 “Acuitas Workplan Leader” has the meaning set forth in Section 2.1.

1.6 “Affiliate” of a person or entity means any other person or entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity will mean (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local Law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests.

1.7 “Agreement” has the meaning set forth in the Preamble.

1.8 “Amendment Effective Date” has the meaning set forth in the Preamble.

1.9 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10 “Collaboration Partner” means with respect to any Third Party to whom Verve wishes to disclose Acuitas Confidential Information or transfer Acuitas LNP Technology or Materials provided by Acuitas to Verve, any Third-Party licensee or assignee of Verve Technology subject to requirements of Section 3.1(h).

1.11 “Concurrent Reserved List Limits” has the meaning set forth in Section 4.2(e).

1.12 “Confidential Information” has the meaning set forth in Section 7.1.

1.13 “Contract Research Organization” means an entity in the business of providing specialized research, development and manufacturing services on a fee for service basis pursuant to agreements that include terms that provide that all data, materials and intellectual property generated in performing such services be owned by the contracting party in accordance with Section 3.1(i), excluding improvements to such entity’s Technology that is used to perform such services.

1.14 “Contract Year” will refer to the twelve (12)-month period beginning on the Effective Date and on each anniversary thereafter during the Term.

1.15 “Control” or “Controlled” means, with respect to a particular Technology, Acuitas owns or has a license to use and practice such Technology and has the right to grant a license or sublicense to such Technology without violating the terms of any agreement with any Third Party and without owing any milestone, royalty or other monetary obligations to a Third Party under the terms of any agreement with such Third Party.

1.16 “Deficiency” means the existence of any of the following factors, to the extent supported by reasonable and verifiable documentation or other supporting evidence: (i) a significant failure to adhere to internationally accepted standards of quality and safety in the manufacture of pharmaceutical or biologic products as documented by a regulatory authority with jurisdiction over pharmaceutical manufacturing, as the same are relevant to the stage of development and certification of the products to be manufactured; (ii) less than [**] of experience in manufacturing pharmaceutical or biological products; or (iii) a significant history of violating confidentiality or intellectual property rights or (iv) a party who is a direct competitor of Acuitas in the field of LNP Technology. For clarity, no factor that is not listed in (i), (ii), (iii) or (iv) above will be considered in determining the existence of a Deficiency. A listing of pre-approved CMOs (definition of CMO as in Section 3.1(f)) is provided in Appendix 1.15.

1.17 “Diligent Efforts” means, with respect to the efforts to be expended by each Party with respect to any activity set forth in the Workplan, active and sustained efforts to conduct the applicable activity, or to attempt to achieve the applicable requirement or goal, in a prompt and expeditious manner, as is reasonably practicable under the circumstances consistent with the Workplan (including the level of FTE funding and budget for out-of-pocket and Third Party contractors set forth therein) and the terms of this Agreement.

1.18 “Disclosing Party” has the meaning set forth in Section 7.1.

1.19 “Effective Date” has the meaning set forth in the Preamble.

1.20 “Escrow Agent” means the Third-Party escrow agent designated by Acuitas and reasonably acceptable to Verve, which escrow agent shall initially be [**].

1.21 “Executive Officers” has the meaning set forth in Section 2.2(d).

1.22 “Field of Use” means Genome Editing for all human therapeutic or prophylactic uses of Licensed Products.

1.23 “Formulated Product” means product produced by Acuitas in accordance with the Workplan that incorporates Verve Genome Editing Constructs formulated with Acuitas LNP Technology.

1.24 “Formulated Product Fee” means the fees to be charged by Acuitas for supply of Formulated Product to Verve under this Agreement, which fees are set forth in the Workplan and will include FTE Costs and Third-Party costs for materials used in the Formulated Product or its manufacture.

1.25 “FTE” means the work of a full-time person for one year, or more than one person working the equivalent of a full-time person for one year, where “full-time” is determined by the standard practices in the biopharmaceutical industry in the geographic area in which such personnel are working, but means [**] hours per year, in the performance of the Works and Services, including scientific management oversight as reasonably required.

1.26 “FTE Costs” mean the actual FTEs employed by Acuitas in the conduct of the Works and Services multiplied by an annual rate per FTE equal to [**] Dollars (US$[**]). Such FTE Costs represent reimbursement for all costs of FTEs in providing the Works and Services (including salaries, benefits, lab supplies, reagents, equipment and overhead, as well as other G&A costs).

1.27 “Genome Edit(ing)” means to correct, modify, insert, delete, inactivate or repair the expression of a Human Genome Target for human therapeutic or prophylactic applications.

1.28 “Genome Editing Construct” means a construct consisting of [**] mRNA Constructs that each encode a [**] to Genome Edit up to [**] Human Genome Targets. For the avoidance of doubt, each Genome Editing Construct (i) may, but shall not be required to, contain Guide RNAs (whether or not formulated with Acuitas LNP Technology) in any combination or combinations and (ii) will be defined by the specific combination of [**] and each different combination of the foregoing will be a different Genome Editing Construct (provided that each Genome Editing Construct may contain [**].

1.29 “Genome Editing Protein Target” means a Protein Target that is intended to Genome Edit a Human Genome Target.

1.30 “GMP” means current good manufacture practices as defined under regulations promulgated by the U.S. Food and Drug Administration.

1.31 “Guide RNA” means one or more synthetic, short ribonucleic acid sequences composed of a scaffold sequence that binds to the Genome Editing Protein Target and a sequence complementary to the site on the Human Genome at which the Genome Editing Protein Target is intended to Genome Edit.

1.32 “Human Genome Target” means (a) a naturally occurring human gene, including all coding, non-coding and regulatory regions thereof, as identified by the applicable transcript identifier (i.e., NCBI Refseq transcript ID), gene identifier (i.e., NCBI Refseq Gene ID), gene name and synonyms and nucleotide sequence coordinates, gene transcript and nucleotide sequence; (b) any naturally occurring non-coding region of the human genome including, but not limited to, transcriptional regulatory elements, non-protein coding RNA and intergenic regions; and with respect to a gene covered by (a) or (b) above, any variants of such gene, including the wild type and naturally occurring mutant and allelic variants, provided, however, that any such variant (i) encodes a protein [**] to the protein product of the original (reference) gene and has a coding region with greater than [**] percent ([**]%) sequence identity to the coding region of the original (reference) gene. For clarity, a nucleotide sequence may be considered to encode a protein regardless of whether such sequence contains a start codon.

1.33 “Improvement” means, with respect to the Acuitas Background Technology or the Verve Background Technology, as applicable, any improvement, enhancement, change, modification, variation or derivative of such Technology.

1.34 “Indemnification Claim Notice” has the meaning set forth in Section 8.6(c).

1.35 “Indemnified Party” has the meaning set forth in Section 8.6(c).

1.36 “Insolvency Legislation” has the meaning set forth in Section 10.1(a).

1.37 “JDC” has the meaning set forth in Section 2.2(a).

1.38 “JDC Deadlock” has the meaning set forth in Section 2.2(d).

1.39 “Joint IP” means, without regard to inventorship, each of the following: (a) Technology that arises out of the Workplan that relates to, constitutes an Improvement to and/or incorporates both the Acuitas Background Technology and the Verve Background Technology, (b) any other Technology that arises out of the Workplan that in each case does not constitute either Acuitas Sole Technology or Verve Sole Technology and (c) the Workplan Data.

1.40 “Know-How” means all Materials and all confidential and proprietary information including commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols, in all cases, provided such information is confidential and proprietary, and regardless of whether patentable, in written, electronic or any other form now known or hereafter developed.

1.41 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.42 “Licensed Product” means any product that (a) consists of up to [**] Genome Editing Constructs that encode [**] specified Genome Editing Protein Targets including up to [**] Guide RNAs intended to Genome Edit up to [**] Human Genome Targets and (b) is derived from, incorporates, or utilizes, any LNP Technology that is Controlled by Acuitas or its Affiliates as of the Effective Date or at any time during the Term. For clarity, each Licensed Product will consist of a specific combination of Genome Editing Constructs ([**]) that target either [**] Human Genome Target or [**] Human Genome Targets.

1.43 “Licensed Technology” means LNP Technology Controlled by Acuitas or its Affiliates, as of the Effective Date or generated or obtained during the Term (including the Acuitas Background Technology, Acuitas Sole Technology and Acuitas’ interest in any Joint IP) necessary or useful for the research, development, manufacture, use or sale of a Licensed Product.

1.44 “LNP” means lipid nanoparticles.

1.45 “LNP Technology” means any Technology that claims, embodies or incorporates delivery systems (and components thereof) based on or incorporating LNPs.

1.46 “Losses” has the meaning set forth in Section 8.6(a).

1.47 “Materials” means any tangible chemical or biological material, including any compounds, LNP, DNA, RNA (including mRNA), clones, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material embodying any Know-How.

1.48 “mRNA Construct” means any mRNA that encodes a Genome Editing Protein Target and any associated non-coding sequences, including any cap sequence, 5’ UTR, 3’UTR, and any polyadenylation sequences. The term “mRNA Construct” also includes the chemistry of natural and non-natural nucleic acids, and other chemical modifications associated with such mRNA and associated non-coding sequences.

1.49 “Non-Exclusive License Agreement” means a non-exclusive license agreement in the form attached hereto as Exhibit 1.48.

1.50 “Option” has the meaning set forth in Section 5.1.

1.51 “Option Exercise Fee” means Two Million Dollars (US$2,000,000).

1.52 “Option Limit” has the meaning set forth in Section 5.1(c).

1.53 “Option Notice” has the meaning set forth in Section 5.2(a).

1.54 “Party” and “Parties” have the meaning set forth in the Preamble.

1.55 “Patent(s)” means an (a) issued patent, a patent application and a future patent issued from any such patent application, (b) a future patent issued from a patent application filed in any country worldwide which claims priority from a patent or patent application included in (a), (c) any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, utility models, supplementary protection certificates and renewals based on any patent or patent application under (a) or (b), but not including any rights that give rise to regulatory exclusivity periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder), and (d) any counterpart of any patent or patent application under (a), (b) or (c) filed in any country worldwide.

1.56 “Pre-Existing Restrictions” means, with respect to a particular Target as of the date of the applicable Target Notice, that (a) Acuitas or its Affiliates are precluded from granting Verve a non-exclusive license under the Acuitas LNP Technology (as set forth in this Agreement) due to a conflicting grant of rights (or an outstanding option to obtain such a grant of rights) or covenant to a Third Party with respect to such Target pursuant to a bona fide written agreement that is executed in good faith in the ordinary course of business prior to the date of the Target Notice for such Target that is still in effect on such date or (b) such Target has been internally reserved by Acuitas.

1.57 “Program” means the program of activities using Acuitas LNP Technology and Verve Genome Editing Technology for the development of Licensed Products incorporating Verve’s Genome Editing Constructs that the Parties engage in under this Agreement pursuant to the Workplan.

1.58 “Protein Target” means either (a) any naturally occurring protein encoded by a specific gene locus, as identified by the applicable transcript identifier (i.e., NCBI Refseq transcript ID), gene identifier (i.e., NCBI Refseq Gene ID), gene name and synonyms and DNA sequence coordinates and the applicable amino acid sequence, together with all variants of such protein, including the wild type, naturally occurring variants, engineered variants wherein modifications to the native amino acid sequence have been introduced (for example, mutated versions, derivatives or fragments), and species homologs and orthologs thereof, provided however that any such naturally occurring variant, engineered variant, or species homolog or ortholog possesses substantially similar mechanism of action and biological activity to the naturally occurring human protein (for example immunogenicity in case of antigens); or (b) any protein that is not covered by subclause (a) above (together with any variants, mutated versions, derivatives or fragments of such protein, provided that any such variant, mutated version, derivative or fragment possesses substantially similar mechanism of action and biological activity as such protein) and has greater than [**] percent ([**]%) sequence identity to a reference amino acid sequence provided by Verve to the Escrow Agent pursuant to this subclause (b). For clarity, in the case of a Genome Editing Protein Target, substantially similar mechanism of action and biological activity means that any variants, mutated versions, derivatives or fragments of such protein Genome Edit the same Human Genome Target at the same site.

1.59 “Receiving Party” has the meaning set forth in Section 7.1.

1.60 “Records” has the meaning set forth in Section 3.3(a).

1.61 “Reserved Target” means a Target with respect to which Verve shall have delivered to the Escrow Agent a Target Notice and that is deemed to be added to the Reserved Target List in accordance with Section 4.2(d)(ii). A Target that is removed from or replaced on the Reserved Target List pursuant to Section 4.2 will no longer be deemed a Reserved Target. For avoidance of doubt, the term Reserved Target includes all variants of such Target set forth within the definition of Target.

1.62 “Reserved Target List” means collectively, the list of all Reserved Targets.

1.63 “Restricted Target List” has the meaning set forth in Section 4.2(b).

1.64 “Target” means, collectively, a Genome Editing Protein Target, a Guide RNA, and a Human Genome Target, as the case may be, each, as identified in the appropriate nomination form.

1.65 “Target Notice” has the meaning set forth in Section 4.2(c).

1.66 “Target Reservation and Maintenance Fees” means the annual fees set forth in Section 4.4(a).

1.67 “Target Acceptance Notice” has the meaning set forth in Section 4.2(d)(ii).

1.68 “Target Rejection Notice” has the meaning set forth in Section 4.2(d)(i).

1.69 “Target Response Notice” has the meaning set forth in Section 4.2(d).

1.70 “Technology” means collectively Patents and Know-How.

1.71 “Technology Access Fee” has the meaning set forth in Section 3.4(d).

1.72 “Technology Maintenance Fee” has the meaning set forth in Section 3.4(d).

1.73 “Term” has the meaning set forth in Section 9.1.

1.74 “Territory” means worldwide.

1.75 “Third Party” means any person or entity other than Verve, Acuitas and their respective Affiliates.

1.76 “Third Party Claims” has the meaning set forth in Section 8.6(a).

1.77 “Verve Background Technology” means any and all proprietary Verve Genome Editing Technology provided or made available to Acuitas by Verve to conduct activities as a part of the Workplan.

1.78 “Verve Indemnitees” has the meaning set forth in Section 8.6(a).

1.79 “Verve Genome Editing Technology” means all Technology that is owned or controlled by Verve as of the Effective Date or during the term of this Agreement and in each case relates to Genome Editing Constructs including mRNA Constructs.

1.80 “Verve Sole Technology” means without regard to inventorship, (a) all Technology (other than Workplan Data) that arises out of the Workplan and is solely an Improvement to the Verve Background Technology and that does not incorporate or consist of an Improvement to the Acuitas Background Technology.

1.81 “Verve Technology” means Verve Background Technology and Verve Sole Technology. For the avoidance of doubt, any Genome Editing Construct or component thereof that is proprietary to Verve and provided by or on behalf of Verve to Acuitas shall be Verve Background Technology and, therefore, Verve Technology under this Agreement.

1.82 “Verve Workplan Leader” has the meaning set forth in Section 2.1.

1.83 “Workplan” has the meaning set forth in Section 3.1(a).

1.84 “Workplan Data” means the results of studies using Formulated Product conducted in accordance with the Workplan. For avoidance of doubt, the results of LNP formulation studies conducted by Acuitas and Genome Editing Construct studies conducted by Verve which, in each case support the Formulated Product studies, will not be Workplan Data.

1.85 “Workplan Leaders” has the meaning set forth in Section 2.1.

1.86 “Works and Services” means the activities to be performed by Acuitas or Verve, as applicable, pursuant to the Workplan.

ARTICLE 2

Governance

2.1 Management. Management of the Program activities will be under the responsibility of [**], for Acuitas (the “Acuitas Workplan Leader”), and [**] for Verve (the “Verve Workplan Leader,” and together with the Acuitas Workplan Leader, the “Workplan Leaders”). Each Workplan Leader will be the primary point of contact for the other Party on all matters relating to the Program activities.

2.2 Joint Development Committee.

(a) Development Committee. As soon as practicable, the Parties will establish a joint development committee, comprised of up to [**] representatives of Verve and up to [**] representatives of Acuitas (the “JDC”). One such representative from each Party will be such Party’s Workplan Leader. Each Party may replace its Workplan Leader and other JDC representatives at any time upon written notice to the other Party, provided, however, that each Party shall use reasonable efforts to ensure continuity on the JDC. With the consent of the other Party (which will not be unreasonably withheld, conditioned or delayed), each Party may invite non-voting employees and consultants to attend JDC meetings, subject to their agreement to be bound to the same extent as a permitted subcontractor under Section 3.1(i).

(b) Meetings. During the Term, the JDC shall meet each [**] by teleconference, videoconference or in person unless agreed otherwise by the JDC representatives. The JDC will have a quorum if at least one (1) representative of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the JDC meetings. The Parties will endeavor to schedule meetings of the JDC at least [**] in advance. The Parties will alternate in preparing the meeting agenda, and the Party that was responsible for preparing the meeting agenda will prepare and circulate for review and approval by the other Party written minutes of such meeting within [**] after such meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than [**] after such meeting.

(c) Responsibilities. The JDC will oversee and supervise the overall performance of the Workplan and within such scope will:

(i) review the efforts of the Parties in the performance of the Workplan and allocate those resources for the Workplan committed by Acuitas (FTE Costs and external costs) hereunder;

(ii) revise and approve any revisions to the Workplan, or confirm that no revisions are necessary, on a regular basis and in any event before the start of each [**] during the Term;

(iii) form such other committees as the JDC may deem appropriate, provided that such committees may make recommendations to the JDC but may not be delegated JDC decision-making authority;

(iv) address such other matters (A) relating to the activities of the Parties under the Workplan as either Party may bring before the JDC, (B) that are delegated to the JDC under this Agreement, or (C) as may be mutually agreed by the Parties from time to time; and

(v) attempt to resolve any disputes within the scope of the JDC’s authority on an informal basis.

(d) Decision-making. The JDC will make decisions only by consensus with each Party having collectively one (1) vote. In the event the JDC is unable to reach agreement as to a matter within the JDC’s jurisdiction within [**] after it has first met and attempted to reach agreement (such event, a “JDC Deadlock”), upon the written request of a Party, such matter will be referred to a senior executive of each Party that is not on the JDC (the “Executive Officers”) (or their designees, provided that such designee is not on the JDC and has decision-making authority on behalf of such Party), who will attempt in good faith to resolve such JDC Deadlock by negotiation and consultation for a [**] period following receipt of such written notice. If, despite such efforts, agreement on a particular matter cannot be reached by the Executive Officers within such [**] period, then Verve shall have the final decision-making authority with respect to such JDC Deadlock, subject to Section 3.1(c).

(e) Limits on JDC Authority. Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JDC will not have the power to amend, modify or waive compliance with this Agreement (other than as expressly permitted hereunder).

ARTICLE 3

The Program

3.1 Program Generally. The Parties will jointly conduct the Program. It is intended that Acuitas will be responsible for the lipid chemistry and LNP formulation and characterization work, Verve will be responsible for Genome Editing Construct development and Acuitas and Verve will each undertake preclinical studies as set forth in the Workplan.

(a) Workplan Preparation. The development activities to be undertaken by the Parties with respect to each Reserved Target will be described in a detailed written development plan (the “Workplan”). The initial Workplan will be finalized within [**] of the Effective Date and will cover the initial [**] of the Program and will be attached hereto as Exhibit 3.1(a) once finalized.

(b) Workplan Contents. The goal of the Workplan and the Program will be to evaluate and produce LNP formulations that are safe and efficacious for delivery of Verve’s Genome Editing Constructs and to advance the development of such RNA-LNP formulations as therapeutic drug candidates. All activities using Acuitas LNP Technology will be limited to Reserved Targets and will be only as set forth in the Workplan. The Workplan will include (i) all activities to be undertaken by each Party with respect to the Program, including Acuitas’ manufacture and supply of Formulated Product at scales and quality sufficient for preclinical non-human primate testing and pilot scale manufacturing, (ii) a detailed budget of the FTE activities, FTE Costs and out-of-pocket costs to be incurred by Acuitas for which Verve will reimburse Acuitas in connection with the performance of the Works and Services, (iii) the Materials to be provided by one Party to the other Party, (iv) the specifications, quantity and delivery date for the Formulated Product to be manufactured and supplied by Acuitas, and (v) the projected timelines for completion of all activities set forth therein. The Workplan will be comprehensive and include all activities using the Acuitas LNP Technology by both Parties commencing after the Effective Date, including any preclinical or other activities outsourced to Third Parties, to be undertaken prior to Verve exercising an Option for a Non-Exclusive License Agreement. No Acuitas LNP Technology or Formulated Product will be used by Verve outside of the Workplan prior to Verve exercising an Option for a Non-Exclusive License Agreement and then only to the extent permitted under the Non-Exclusive License Agreement.

(c) Amendments to the Workplan. The Workplan will be reviewed as necessary at each meeting of the JDC, and at any other time upon the reasonable request of either Party, and will be modified in a manner that is consistent with the requirements for the Workplan set forth in Section 3.1(b) and otherwise at the direction of the JDC to reflect material scientific (and other) developments. Each [**], the JDC will update the Workplan to cover at least the subsequent [**] of the Program in detail or confirm that no updates are necessary. In all events, the Workplan will be consistent and not conflict with the terms of this Agreement, and in the event of any conflict between the Workplan and this Agreement, the terms of this Agreement will control. The Workplan may be amended by the JDC to accelerate, decelerate, add or remove activities thereunder, including reducing or eliminating Acuitas’ responsibilities for an activity thereunder; provided, that Acuitas’ written consent is required in order to make (i) a material change to the Workplan that significantly accelerates or decelerates the planned Acuitas activities and requires allocation by Acuitas of FTEs significantly greater than or less than (i.e., change of more than [**] percent ([**]%)) those provided for in the Workplan or (ii) make a material change to the Formulated Product Fees, Formulated Product requirements, delivery dates or specifications. Acuitas shall use commercially reasonable efforts and cooperate with Verve to comply with Verve’s requests. Verve may not exercise its final decision-making authority to amend the Workplan to include any activities that conflict with Pre-Existing Restrictions.

(d) Obligations Under the Workplan. During the Term, each Party will perform the Works and Services in a professional manner and in accordance with the Workplan and all applicable Laws, and each Party will use Diligent Efforts to meet the objectives and timelines set forth therein. Neither Party shall knowingly employ (or use a subcontractor that employs) any individual or entity debarred by the FDA or its successor agency (or subject to a similar sanction of any other regulatory authority), or any individual or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other regulatory authority), in the performance of the Works and Services. It is understood that the activities and goals of the Workplan are experimental and that successful results cannot be guaranteed. The Parties will otherwise conduct the Program on the terms and conditions set forth in this Agreement and in accordance with the Workplan. Each Party will cooperate with and provide reasonably requested non-financial support to the other Party in such other Party’s performance of its responsibilities under the Workplan. In addition to the reporting obligations set forth in Section 3.3(b), each Party will keep the other Party reasonably informed of such Party’s activities under the Workplan through the JDC or as otherwise reasonably requested by the other Party.

(e) Supply of Formulated Product. Acuitas will use Diligent Efforts to manufacture and supply Verve with Formulated Product as set forth in the Workplan and Verve will pay to Acuitas the Formulated Product Fee for such Formulated Product. Verve will use the Formulated Product solely for research purposes in laboratory animals and/or in vitro studies as set forth in the Workplan and will not use Formulated Product in humans. The Formulated Product will be manufactured and supplied by Acuitas (i) in accordance with the specifications set forth in the Workplan, (ii) in compliance with applicable Laws, and (iii) by the delivery date set forth in the Workplan. No Formulated Product will be used outside of the Workplan. Verve will not perform any chemical analysis or testing of Formulated Product except as set forth in the Workplan and specifically will not attempt to determine the lipid composition or lipid structures or in any way seek to reverse-engineer any Formulated Product. Further Verve will not provide any Formulated Product to a Third Party unless previously approved by Acuitas in writing.

(f) Additional Development Studies for a Licensed Product. Following exercise of a license by Verve, Verve may choose to include additional development studies for the Licensed Product as part of the Workplan (“Additional Development Studies for a Licensed Product”). As part of such Additional Development Studies for a Licensed Product Acuitas will disclose to Verve the structure of the cationic lipid component of the LNP compositions actually included in non-human primate studies with Verve for the Licensed Product. Ownership of Technology generated during Additional Development Studies for Licensed Product will be determined on the same basis as for all other studies conducted under the Workplan in accordance with Section 6.2.

(g) Technology Transfer to Contract Manufacturing Organization. Prior to Verve’s exercise of an Option for a Licensed Product, Acuitas will be responsible for the RNA-LNP formulation, including analytical testing and documentation for all Licensed Products directed to Reserved Targets. Following the execution of a Non-Exclusive License Agreement, Acuitas will transfer all Know-How relating to the then-current formulation process for the manufacture of such Licensed Product to Verve or to a single contract manufacturing organization (a “CMO”) which will be determined by Verve (and reasonably acceptable to Acuitas). In the event the transfer of such Know-How is to a CMO the information will also be copied to Verve. For clarity, to be reasonably acceptable to Acuitas such proposed CMO must not be subject to a Deficiency. Acuitas will provide reasonable assistance to enable Verve or such CMO to manufacture such Licensed Product. Initiation of such technology transfer will be determined by Verve and will be for the then current formulation of the Licensed Product. Specifically, in the event that Additional Development Studies for a Licensed Product are undertaken, Verve will notify Acuitas once a formulation is selected for technology transfer. Acuitas will be reimbursed for such activities by Verve on an FTE basis and Verve will also be responsible for all external costs incurred by Acuitas relating to transfer of the Licensed Product formulation to Verve or a GMP manufacturer provided such costs have been approved by Verve in advance. Once the Licensed Product formulation is transferred to Verve or the CMO, Verve will assume responsibilities for future manufacturing of Licensed Product. Acuitas will provide ongoing technical support if requested by Verve with such support reimbursed on a time, materials and FTE basis.

(h) Payment for External Expenses. On a Calendar Quarter-by-Calendar Quarter basis, Verve will reimburse Acuitas for any reasonable external costs that are incurred by Acuitas in connection with performing the Works and Services in accordance with the Workplan and Workplan budget, provided that such external costs have been specified in the Workplan or, if agreed by the JDC, are promptly added to the Workplan. Acuitas will send a reasonably detailed invoice to Verve no later than [**] after the end of each Calendar Quarter, which invoice shall include a detailed summary of and reasonable documentation for all such external costs. Verve agrees to pay undisputed amounts in each such invoice within [**] of Verve’s receipt thereof. Except for such reimbursement of external costs and Verve’s payments to Acuitas with respect to FTE Costs as set forth in Section 3.2, each Party will bear its own costs of performing the Workplan. For clarity, Verve shall not be responsible for reimbursing Acuitas for external costs to the extent that such costs exceed the budgeted amount for such costs in the Workplan for the applicable time period.

(i) Collaboration Partners. Verve may conduct parts of the Program together with a Third Party other than as set forth in subsection (i) below (Permitted Subcontracting); provided that such Third Party is a sublicensee of Verve Technology being used in the Program and Verve has obtained the prior written consent of Acuitas (not to be unreasonably withheld, conditioned or delayed), and the Third Party, upon Verve’s receipt of such written consent, shall be deemed to be a Collaboration Partner hereunder. Acuitas will refuse to consent to a Third Party that Verve wishes to use as a Collaboration Partner if such Third Party is actively developing and/or commercializing LNP Technology and Acuitas reasonably determines that such Third Party is a competitor of Acuitas and such refusal will be deemed reasonable. Verve shall provide written notice to Acuitas of its execution of each agreement with a Collaboration Partner. Verve will ensure that each Collaboration Partner is subject to terms and conditions consistent with the terms and conditions in this Agreement (i) protecting and limiting use and disclosure of Confidential Information and Materials and Know-How, and (ii) requiring such Collaboration Partner and its personnel to assign to Verve all right, title and interest in and to any Patents and Know-How created, conceived, developed or reduced to practice in connection with the performance of activities in accordance with this Agreement in order to give effect to the provisions of Article 6. For avoidance of doubt, breach of any of the terms or conditions of this Agreement by a Collaboration Partner shall be a breach by Verve.

(j) Permitted Subcontracting. Each Party may subcontract activities to be performed under the Workplan to any of its Affiliates, subject to the Affiliate’s compliance with the terms and condition of this Agreement including Article 6 and Article 7 below. In addition, each Party may subcontract its activities to be performed under the Workplan to a Contract Research Organization. Any such Contract Research Organization will have entered into a written agreement with the subcontracting Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Materials and Know-How at least to the same extent as under this Agreement, and requiring such Contract Research Organization and its personnel to assign to the subcontracting Party all right, title and interest in and to any Patents and Know-How and Materials created, conceived, developed or reduced to practice in connection with the performance of subcontracted activities in accordance with this Agreement in order to give effect to the provisions of Article 6 and Article 7. Any such subcontracting activities will be described in the reports for the Program required by Section 3.3(b).

3.2 FTEs.

(a) Generally. Acuitas will perform the Works and Services under the Workplan and as part of the Program. The actual number of Acuitas FTEs committed to work on the Program at any particular point in time will be set forth in the Workplan. The Parties will prepare the Workplan, which will determine the number of Acuitas FTEs to be funded each year. Notwithstanding anything to the contrary set forth herein, in no event will (i) Acuitas be required to devote any FTEs to the conduct of the Program other than those funded by Verve or (ii) Verve be required to fund more than the actual number of FTEs devoted by Acuitas to the Workplan.

(b) FTEs. Acuitas shall ensure that those individuals selected by Acuitas to perform the Works and Services and otherwise support the activities to be undertaken by Acuitas pursuant to the Workplan will have sufficient scientific expertise, skill, training and competency to perform the proposed work and have similar skills, training and competency as those FTEs employed by Acuitas to perform work on Acuitas’ internal programs and for Third Parties. In the event that Verve has concerns regarding the selection of an individual to perform the Works and Services or other activities under this Agreement, the Parties will discuss such concerns in good faith through the JDC.

(c) FTE Costs. Verve will fund Acuitas FTEs based on the number of hours actually worked by such FTEs and otherwise as set forth in the Workplan. Verve will reimburse Acuitas for FTE Costs on a Calendar Quarter-by-Calendar Quarter basis. Acuitas will send a reasonably detailed invoice to Verve no later than [**] after the end of each Calendar Quarter, which invoice shall include a summary of all activities by the name of each individual, number of hours devoted by each such individual, and Works and Services type/activity performed by each such individual during such Calendar Quarter. Verve agrees to pay undisputed amounts in each such invoice within [**] of Verve’s receipt thereof.

3.3 Program Records, Reports and Materials.

(a) Records. Each Party will maintain, or cause to be maintained, records of its activities under the Program in sufficient detail and in good scientific manner appropriate for scientific, Patent and regulatory purposes, which will properly reflect all work included in the Program (“Records”) for a period of at least [**] after the creation of such Records or such longer period required by applicable Laws. Verve will have the right to request and receive a copy of any such Records maintained by Acuitas; and Acuitas will have the right to request and receive a copy of any such Records maintained by Verve to the extent such Records are required by Acuitas to exercise its rights under this Agreement.

(b) Data and Program Reports. Acuitas and Verve will share with one another through the JDC the Workplan Data. The Parties will not share with each other Confidential Information or Know-How relating to their Background Technologies or the Acuitas Sole Technology or Verve Sole Technology, respectively, including, in the case of Acuitas, LNP formulation information, except as provided in Section 3.1(f) and 3.1(g). Verve will share with Acuitas Workplan Data regarding the Genome Editing Constructs only as and if needed by Acuitas to evaluate performance of the LNP Technology in order to conduct the Program. Acuitas shall not disclose any Workplan Data to any Third Party except in connection with the filing of patent applications for Acuitas Sole Technology (so long as no Verve Confidential Information is disclosed) and may use any Workplan Data only for internal research and development purposes. Verve may only use Workplan Data for research and development activities (which, for clarity, shall not include commercial exploitation of a product) and may disclose Workplan Data to Third Parties so long as no Acuitas Confidential Information is disclosed; provided that following Verve’s exercise of an Option, Verve may also use such Workplan Data as set forth in the Non-Exclusive License Agreement. Acuitas may only use Workplan Data for research and development activities (which, for clarity, shall not include commercial exploitation of a product) and may disclose Workplan Data to Third Parties so long as no Verve Confidential Information is disclosed. During the Term, each Party will furnish to the JDC a summary written report within [**] after the end of each Calendar Quarter describing its progress under the Workplan and evaluating such work in relation to the goals of the Workplan as well as provide such other information as reasonably requested by the JDC. Within [**] following expiration or earlier termination of this Agreement, each Party will furnish to the JDC a final summary written report.

(c) Materials.

(i) Each Party will, during the Term, furnish to each other samples of Materials which comprise, embody or incorporate Verve Technology or Acuitas LNP Technology only as expressly set forth in the Workplan. Acuitas will furnish to Verve the quantities of Formulated Product as set forth in the Workplan and will use commercially reasonable efforts to provide any additional quantities which will be required in performance of the Program. In addition, each Party will, upon the other Party’s reasonable written request, furnish to such other Party other samples of Materials which comprise, embody or incorporate Verve Technology or Acuitas LNP Technology that are in such Party’s Control and are reasonable (both in quantity and identity) and useful for the other Party to carry out its responsibilities under the Workplan, provided (A) such Materials are reasonably and readily available in excess of the providing Party’s own requirements, and (B) supply of such Materials will not, in the providing Party’s reasonable judgment, (1) conflict with the providing Party’s internal or Third Party research programs, (2) conflict with the providing Party’s internal policies regarding such Materials, or (3) violate any agreement to which the providing Party is a party. Upon termination or expiration of this Agreement and unless such Material is necessary and useful for the exercise of a Party’s rights or obligations under a Non-Exclusive License Agreement, Materials will, at the providing Party’s option and request to be made (if at all) within [**] after such termination or expiration or the effective date of termination, be returned to the providing Party or destroyed. The provision of Materials hereunder by either Party will not constitute any grant, option or license under any Patents or Know-How, except as expressly set forth herein.

(ii) Each Party will use such Materials only in accordance with the Workplan and otherwise in accordance with the terms and conditions of this Agreement. Except as otherwise specified in the Workplan or except with the prior written consent of the supplying Party, the Party receiving any Materials will not distribute or otherwise allow the release of Materials to any Third Party, except, with respect to either Party, to any permitted subcontractors under Section 3.1(i) and, with respect to Verve, to any Collaboration Partners. All Materials delivered to the receiving Party will remain the sole property of the providing Party and will be used in compliance with all applicable Laws and only to perform activities set forth in the Workplan. The Materials supplied under this Agreement will be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.

3.4 Program Licenses.

(a) By Acuitas. Subject to the terms and conditions of this Agreement, Acuitas hereby grants to Verve (and to its Affiliates) a worldwide, non-exclusive, royalty-free license under the Acuitas LNP Technology, solely to the extent necessary to enable Verve (and its Affiliates) to perform its activities set forth in the Workplan and for no other purpose. The foregoing license shall not include the right to grant sublicenses, except to permitted Collaboration Partners and Contract Research Organizations in accordance with Sections 3.1(i) and 3.1(h).

(b) By Verve. Subject to the terms and conditions of this Agreement, Verve hereby grants to Acuitas a worldwide, non-exclusive, royalty-free license under the (i) Verve Technology, solely to the extent needed to enable Acuitas to perform its activities set forth in the Workplan and for no other purpose. The foregoing license shall not include the right to grant sublicenses, except to permitted Contract Research Organizations in accordance with Section 3.1(i).

(c) No Other Licenses. No license or right is or will be created or granted hereunder by implication, estoppel or otherwise. All licenses and rights are or will be granted only as expressly provided in this Agreement.

(d) Technology Access Fee. Within [**] following the Effective Date, Verve will pay to Acuitas a technology access fee equal to Five Hundred Thousand Dollars (US$500,000) (“Technology Access Fee”).    On each anniversary of the Effective Date during the Term, Verve will pay to Acuitas a maintenance fee of Two Hundred Fifty Thousand Dollars (US$250,000) (“Technology Maintenance Fee”) for each of the maximum of two (2) Options that has not been exercised as a Non-Exclusive License Agreement prior to the Anniversary Date. Technology Access Fees are not reimbursable and will not be pro-rated.

ARTICLE 4

Reserved Targets

4.1 Generally. Verve shall have the right, but not the obligation, to non-exclusively reserve Targets for potential use in the Workplan, in accordance with this Article 4. Verve will select the Targets that will be the subject of the work performed as part of the Program from the Reserved Targets specified in accordance with this Article 4. Additionally, Verve shall have the right, but not the obligation, to exercise Options in accordance with this Article 4 and Article 5.

4.2 Reserved Target List, Restricted Target List and Target Notices.

(a) Escrow Agent. The Escrow Agent shall maintain in confidence the Restricted Target List and respond to Verve’s Target Notices and Option Notices on behalf of Acuitas.    The Escrow Agent shall not inform Acuitas of any Verve potential Reserved Targets without Verve’s prior written consent, which shall be deemed given with respect to a Human Genome Target (but not any other Reserved Target, including if such Reserved Target is set forth on the same Target Acceptance Notice as such Human Genome Target) upon Verve’s receipt of a Target Acceptance Notice for such Human Genome Target in accordance with Section 4.2(d)(ii). For the avoidance of doubt, the Escrow Agent shall not notify Acuitas if a potential Reserved Target has been rejected from the Reserved Target List under this Section 4.2. All costs and expenses incurred through the Escrow Agent will be borne by Acuitas.

(b) Pre-Existing Restrictions. Acuitas shall maintain, at the Escrow Agent, a current and up-to-date list of Targets that are subject to Pre-Existing Restrictions (the “Restricted Target List”). Such list will also identify the scope of the Pre-Existing Restrictions. Acuitas represents, warrants and covenants to Verve that (i) the Restricted Target List is and will at all times be accurate and (ii) neither Acuitas nor any of its Affiliates will grant any licenses, options or other rights in or to the Acuitas LNP Technology that would preclude Acuitas from granting to Verve a non-exclusive license for each Reserved Target as set forth herein. The decision of the Escrow Agent with respect to the Targets subject to Pre-Existing Restrictions will be conclusive unless there is fraud on the part of Acuitas in which case Verve reserves all rights against Acuitas but absent fraud on the part of the Escrow Agent, Verve shall have no recourse against the Escrow Agent.

(c) Target Notices. If (i) Verve desires to add or remove a Target from the Reserved Target List, or (ii) Verve desires to exercise an Option for a Licensed Product, Verve will notify the Escrow Agent in writing of the same. Such notice will identify as applicable, in addition to the information relating to such proposed Targets set forth on the form of Target Notice attached hereto as Exhibit 4.2 (I) in the case of clause (i) above, whether Verve wishes to non-exclusively reserve such Target or remove such Target from the Reserved Target List, (II) in the case of clause (ii) above, if Verve wishes to exercise an Option, and if so, the information required under Section 5.2(a) (each such notice, a “Target Notice”). Each Target Notice in the case of clause (I) above will specify each Target and each Target Notice in the case of clause (II) above will specify the Human Genome Target(s) and each Genome Editing Protein Target and Guide RNAs associated with each Genome Editing Construct to Genome Edit such Human Genome Target(s).

(d) Target Response Notices. The Escrow Agent, on behalf of Acuitas, will review each Target Notice provided by Verve and, within [**] of the Escrow Agent’s receipt of a Target Notice, the Escrow Agent will provide Verve with written notice that includes the following information (each such notice, a “Target Response Notice”):

(i) If, as of the date of Verve’s Target Notice for a Target, such Target is on the Restricted Target List and is listed as being subject to Pre-Existing Restrictions that restrict Acuitas from taking the action requested by Verve in the Target Notice, or if the action requested by Verve would exceed the applicable Concurrent Reserved List Limit or the Option Limit, then the Target Response Notice issued for such Target will so certify to Verve and will specify whether such applicable Target is subject to a Pre-Existing Restriction (such notice, a “Target Rejection Notice”). For clarity, the Target Rejection Notice will specify which Target (Human Genome Target or Genome Editing Protein Target) is subject to a Pre-Existing Restriction.

(ii) If, as of the date of Verve’s Target Notice for a Target, such Target is not subject to any Pre-Existing Restrictions that would prevent the action requested by Verve in the Target Notice, and the action requested by Verve would not exceed the applicable Concurrent Reserved List Limit or the Option Limit, then such Target shall, consistent with the Target Notice, automatically be as of the date of the Target Notice (A) added or removed from the Reserved Target List on a non-exclusive basis, and (B) subject to the payment of the Option Exercise Fee, deemed to be subject to an Option exercised by Verve on a non-exclusive basis, and the Target Response Notice issued for the Targets included in the Licensed Product will certify the same to Verve (such notice, an “Target Acceptance Notice”). So long as a Human Genome Target is on the Reserved Target List, Acuitas and its Affiliates shall be prohibited from granting any Third Party an exclusive license (or an option to obtain such a grant of rights) under the Acuitas LNP Technology with respect to such Human Genome Target. This Section 4.2(d)(ii) shall survive the termination or expiration of this Agreement solely in the event that the Parties enter into a Non-Exclusive License Agreement prior to such termination or expiration.

(e) Concurrent Reserved List Limits. During the Term, Verve will have the right to select up to [**] Human Genome Targets and up to [**] Genome Editing Protein Targets and up to [**] Guide RNAs associated with each Human Genome Target at any one time to be placed on the Reserved Target List (the “Concurrent Reserved List Limit”). Genome Editing Protein Targets and Guide RNAs can be removed from the Reserved List, added to the Reserved List and/or replaced on the Reserved List at any time subject to the limitations on the total numbers of each Target to be associated with the Human Genome Targets. The Concurrent Reserved List Limit for Human Genome Targets will be reduced by one for each Option exercised such that number of Reserved Human Genome Targets plus the number of Options exercised shall not exceed four (4).

(f) Minimum Target Reservation Requirement. Verve will elect and maintain at least one (1) Target consisting of a Human Genome Target to be placed on the Reserved Target List at all times (“Minimum Target Reservation Requirement”).

4.3 Expiration of Pre-Existing Restrictions. If any Pre-Existing Restrictions identified in a Target Rejection Notice that precluded Acuitas from taking the action requested by Verve in a Target Notice later expire or otherwise are modified or terminate such that Acuitas is no longer precluded from taking the action requested by Verve in a Target Notice, the Escrow Agent will notify Verve of such event and Verve will have an option, for a period of [**] following delivery of such notice to Verve, to (a) add such Target to the Reserved Target List, or (b) exercise an Option with respect to such a Licensed Product including such Human Genome Target or Genome Editing Protein Target, as the case may be, in each case ((a) and (b)), subject to the Concurrent Reserved List Limits and the Option Limit. For clarity, Verve will at all times thereafter have the right to provide a Target Notice for such Target to the Escrow Agent pursuant to Section 4.2(c) but such Target Notice will be subject to any intervening Pre-Existing Restrictions.

4.4 Fees.

(a) Target Reservation and Maintenance Fees. Verve will pay to Acuitas (i) One Hundred Thousand Dollars (US$100,000) per Contract Year prorated on a monthly basis for each Human Genome Target until such Target is removed from the Reserved Target List or Verve exercises an Option with respect to such Target. Human Genome Target(s) removed from the Reserved Target List shall be available to Third Parties and the related payments will not be credited against any Option Exercise Fees, unless the same Target is re-nominated to the Reserved Target List.

(b) Credit. The Target Reservation and Maintenance Fee for a Human Genome Target will be creditable up to Two Hundred Fifty Thousand Dollars (US$250,000) against the Option Exercise Fee payable if Verve exercises its Option for a Non-exclusive License for a Licensed Product directed to such Human Genome Target.

ARTICLE 5

Verve License Options

5.1 Option. From the period commencing on the Effective Date and ending on the expiration of the Term, Acuitas hereby grants to Verve the options (each, an “Option”) set forth below. Verve’s Option is non-exclusive with respect to each combination of Reserved Targets included in a Licensed Product.

(a) Non-Exclusive License. On a Licensed Product by Licensed Product basis, an Option shall include the right to enter into a non-exclusive, worldwide, license, with a right to sub-license through multiple tiers, under the Licensed Technology to research, develop, make, have made, keep, use, sell, offer to sell, have sold, import, export and/or otherwise commercialize and exploit Licensed Products in the Field of Use in the Territory. The Option to obtain a non-exclusive license will be limited to Targets that are on the Reserved Target List at the time of exercise of the Option.

(b) Option Limit. Verve shall have the right to exercise Options with respect to a maximum of [**] (the “Option Limit”). For avoidance of doubt, Verve may exercise [**].

(c) Form of Non-Exclusive License Agreement. The Non-Exclusive License Agreement shall be used for all licenses granted upon the exercise of an Option hereunder. Each Non-Exclusive License Agreement will grant rights for a Licensed Product that include the Reserved Targets specified in the Option Notice.

(d) Combination Product. In the event that Verve has exercised both options under the Development and Option Agreement and has taken two non-exclusive licenses each directed against a single Human Genome Target and wishes to combine the rights under both licenses into a single combination product (“Combination Product”) the Parties will negotiate in good faith the terms of an amendment to both licenses to allow such Combination Product. Such amendment will provide that any Milestone Events not yet achieved for either product will be combined into a single new milestone (which will be the sum of the individual Milestone Payments) and will be due on achievement of the Milestone Event for the Combination Product. The Royalty Rate for the Combination Product will be [**]% with a Minimum Royalty of [**]%. Other provisions of Section 4.3 of the Non-Exclusive License Agreement will remain unchanged. This Section 5.1 (d) will survive the Term of this Agreement.

5.2 Verve’s Exercise of Option. Verve may exercise each such Option by delivering to Acuitas an Option Notice and paying to Acuitas the Option Exercise Fee in accordance with this Section 5.2. If not exercised prior to the expiration of the Term, the Options granted to Verve under this Article 5 with respect to all Reserved Targets will terminate in full and will no longer be exercisable.

(a) Option Notice. Verve has the right to deliver to the Escrow Agent, prior to the expiration of the Term, a Target Notice including the information set forth in Exhibit 4.2(c), as applicable, with respect to up to [**] Human Genome Target(s), the Genome Editing Protein Targets and Guide RNAs included in the Licensed Products for which Verve wishes to exercise an Option (each such Target Notice, an “Option Notice”). Each Option Notice will specify up to [**] Genome Editing Constructs (including the Genome Editing Protein Targets and Guide RNAs included therein) and up to [**] Human Genome Targets. Verve will submit one (1) Option Notice for each Licensed Product for which Verve wishes to exercise the Option and each Licensed Product will be defined by the Genome Editing Constructs and Human Genome Target(s) set forth in the Option Notice.

(b) Non-Exclusive License Agreement. Within [**] of the Escrow Agent’s receipt of an Option Notice, Verve and Acuitas will enter into a Non-Exclusive License Agreement using the form specified in Appendix 1.48 for the Licensed Products specified in the relevant Option Notice.

(c) Option Exercise Fee. Within [**] after entry into a Non-Exclusive License Agreement, Acuitas will issue an invoice to Verve for the Option Exercise Fee less any amounts creditable against such Option Exercise Fee for such Non-Exclusive License Agreement pursuant to Section 4.4(b). Each such payment will be due within [**] after Verve’s receipt of such invoice from Acuitas. A separate Option Exercise Fee will be required for each Non-Exclusive License Agreement executed by the Parties in accordance with this Article 5.

ARTICLE 6

Ownership of Program Technology

6.1 Disclosure of LNP Know-How. Notwithstanding anything to the contrary in this Agreement, Acuitas shall not disclose to Verve any Know-How within the Acuitas LNP Technology without Verve’s prior written consent other than pursuant to a Non-Exclusive License Agreement following Verve’s exercise of an Option.

6.2 Ownership.

(a) Verve Owned Technology. As between the Parties, Verve will own all right, title and interest in and to the Verve Technology.

(b) Acuitas Owned Technology. As between the Parties, Acuitas will own all right, title and interest in and to the Acuitas LNP Technology.

(c) Joint Technology. The Parties will jointly own any and all Joint IP. Each Party will have an undivided one-half interest in and to such Joint IP. Subject to the terms of this Agreement and any Non-Exclusive License Agreement, each Party will exercise its ownership rights in and to such Joint IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint IP.

(d) Assignment of Technology. Each Party, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future, hereby agrees to assign), to the other Party (i) any Technology that is solely owned by such other Party under this Section 6.2, and (ii) a joint and undivided interest in and to all Joint IP. The Parties will reasonably cooperate to more fully document the rights of each Party as defined in this Section 6.2, including by executing all lawful papers and instruments, obtaining and executing necessary powers of attorney and assignments by the named inventors, making all rightful oaths and declarations and providing consultation and assistance as may be necessary.

6.3 Assignment. Each Party shall require, to the extent legally possible under relevant national or local Laws, all of its employees, Affiliates or any Third Parties working pursuant to this Agreement on its behalf, to assign or otherwise convey rights to such Party its right, title and interest in any invention or Patent conceived, reduced to practice, created or otherwise made in order to accomplish the ownership provisions set forth in this Article 6. Each Party shall be responsible for any compensation payable by such Party to its employees, Affiliates or any Third Parties working pursuant to this Agreement on its behalf.

6.4 Prosecution and Maintenance.

(a) General. As between the Parties and subject to any Non-Exclusive License Agreement, Verve will have the sole right but not the obligation, at its expense, to prosecute and maintain Patents within the Verve Technology and Acuitas will have the sole right but not the obligation, at its expense, to prosecute and maintain Patents within the Acuitas LNP Technology. Upon request by either Party, the Parties will promptly enter into a joint prosecution and maintenance agreement with respect to the Joint IP that, unless otherwise agreed by the Parties, shall provide at a minimum that the Party with the responsibility to prosecute and maintain the Patents within the Joint IP will (i) keep the other Party reasonably informed of its prosecution and maintenance activities, (ii) provide the other Party with a reasonable opportunity to review and comment on any material submissions or correspondence with a patent office and incorporate in good faith any comments from the other Party, and (iii) provide to the other Party copies of all correspondence sent to or received from a patent office with respect to such Patents.

(b) Cooperation. Each Party will reasonably cooperate with the other Party in the prosecution and maintenance of the Patents within the Joint IP. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Patents in any country.

6.5 Patent Enforcement and Defense.

(a) Notice. To the extent not in breach of an obligation of confidentiality, each Party will promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of any Patents comprised in the Acuitas LNP Technology by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any Patents comprised in the Acuitas LNP Technology, and will, along with such notice, supply the other Party with any evidence in its possession pertaining thereto.

(b) Enforcement. As between the Parties and subject to any Non-Exclusive License Agreement, Acuitas will have the sole right, but not the obligation, to seek to abate any infringement of the Patents comprised in the Acuitas LNP Technology by a Third Party, or to file suit against any such Third Party for such infringement.

(c) Defense. As between the Parties and subject to any Non-Exclusive License Agreement, Acuitas will have the sole right, but not the obligation, to defend against a declaratory judgment action or other action challenging any Patents comprised in the Acuitas LNP Technology.

ARTICLE 7

Confidentiality

7.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and the Receiving Party may acquire during the course and conduct of activities under the Agreement, certain proprietary or confidential information of the Disclosing Party in connection with this Agreement. The term “Confidential Information” means all information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, that is disclosed or made available by or on behalf of the Disclosing Party to or on behalf of the Receiving Party in connection with this

Agreement; provided, that (a) the Acuitas Sole Technology will be considered the Confidential Information of Acuitas and the Verve Sole Technology will be considered the Confidential Information of Verve, (b) the Joint IP will be considered Confidential Information of both Parties, and either Party may use and disclose Joint IP in connection with such Party’s permitted exploitation of such Technology, provided that the recipient is bound by confidentiality and non-use obligations corresponding to the obligations under this Agreement, and (c) the data and results generated from the Workplan shall be subject to Section 3.3(b), which shall supersede any other provisions of this Agreement to the contrary.

7.2 Restrictions. During the Term and for [**] thereafter, or with respect to any trade secret included in the Confidential Information for so long as such trade secret is protected under applicable Laws (provided, that Receiving Party has not publicly disclosed such trade secret in breach of its obligations under this Article 8), the Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information, but in no event less than reasonable care. Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement or any Non-Exclusive License Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to (a) Receiving Party’s Affiliates, and (b) each of Receiving Party’s employees, permitted subcontractors (subject to Section 3.1(i)) and Collaboration Partners, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are under written obligations to comply with the restrictions on use and disclosure that are no less restrictive than those set forth in this Section 7.2. Receiving Party assumes responsibility for such persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

7.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to a specific portion of the Disclosing Party’s Confidential Information to the extent that Receiving Party can demonstrate that such portion: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party without obligation of confidentiality; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained on a non-confidential basis by Receiving Party or any of its Affiliates from a Third Party who to Receiving Party’s knowledge is lawfully in possession thereof and under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by or on behalf of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information.

7.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is permitted under Section 7.2 or is reasonably necessary in the following instances:

(a) in order and to the extent required to comply with applicable Laws (including any securities Laws or the regulations or rules of a securities exchange applicable to Receiving Party) or with a legal or administrative proceeding;

(b) in connection with prosecuting or defending litigation;

(c) in connection with filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement;

(d) to acquirers or permitted assignees, investment bankers, investors and lenders, including potential acquirers, assignees, investment bankers, investors and lenders; and

(e) in the case of Verve, to Collaboration Partners, but in case the Collaboration Partner is only a potential licensee, partner or assignee, only such information that is reasonably necessary or useful for the potential licensee, partner or assignee to evaluate the Technology of interest, including design of experiments conducted under the Workplan, data and results generated under the Workplan and LNP/Licensed Product manufacturing processes, but if a Non-Exclusive License Agreement has not been executed excluding the particular chemical structure and formulation of any lipid nanoparticles (which excluded information may be disclosed to such potential licensee, partner or assignee upon Acuitas’ prior written consent);

provided, that (1) where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant to subsections (a) and (b) sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to subsections (d) and (e), each of those entities are required to comply with the restrictions on use and disclosure in Section 7.2 (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

7.5 Return of Confidential Information. Upon expiry or earlier termination of the Agreement, upon written request of a Party (such request, if made, to be made within [**] of such expiry or termination) the other Party will destroy or return (as shall be specified in such request) to the requesting Party all copies of the Confidential Information of the requesting Party; provided, that a Party may retain: (a) one copy of such Confidential Information for record-keeping purposes, for the sole purpose of ensuring compliance with this Agreement; (b) any copies of such Confidential Information as is required to be retained under applicable Laws; (c) any copies of such Confidential Information as is necessary or useful for such Party to exercise a right or fulfill an obligation under this Agreement; and (d) any copies of any computer records and files containing Confidential Information that have been created by such Party’s routine archiving/backup procedures, in each case provided that such copies are maintained in accordance with this Article 7.

7.6 Publications. Notwithstanding anything in this Agreement to the contrary, each Party shall be permitted to publish the results of the Program including Workplan Data that constitute the other Party’s or joint Confidential Information only with the prior written consent of the other Party, subject to Verve’s right to publish the results of its development under the applicable Non-Exclusive License Agreement in accordance with Section 8.6 thereof. Acuitas shall submit any proposed publication of the results of the Program to Verve. Following receipt of the proposed publication by Verve, Verve will use commercially reasonable efforts to review and provide any objection to disclosure of Verve or Joint Confidential Information. Verve shall submit any proposed publication of the results of the Program to Acuitas. Following receipt of the proposed publication by Acuitas, Acuitas will use commercially reasonable efforts to review and provide any objection to disclosure of Acuitas or Joint Confidential Information. Expedited reviews for abstracts or poster presentations, or for other publications that may relate to potential patent applications, may be arranged only with the prior written consent of both Parties. Verve and Acuitas will each comply with standard academic practice regarding authorship of scientific publications and recognition of the contributions of other parties in any publications relating to studies conducted under the Workplan.

7.7 Patents. Except as expressly permitted under this Agreement, neither Party will file a patent application that includes or discloses the Confidential Information of the other Party or Joint Confidential Information, without the consent of such other Party.

7.8 Terms of this Agreement; Publicity. The Parties agree that the material terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Sections 7.2 and 7.4. Except as required by applicable Laws (including any securities Laws or the regulations or rules of a securities exchange) or otherwise agreed by the Parties in writing, each Party agrees not to issue any press release or public statement disclosing information relating to the existence of this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 8

Warranties; Covenants; Limitations of Liability; Indemnification

8.1 Representations and Warranties. Each Party represents and warrants to the other as of the Effective Date that (a) it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, (b) it has the legal right and power to enter into this Agreement, to extend the rights, licenses and options granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder, (c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, (d) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, (e) the execution, delivery and performance of this Agreement by such Party does not violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party, and (f) no government authorization, consent, approval, license, exemptions of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is necessary for the transactions contemplated by this Agreement or for the performance of its obligations under this Agreement.

8.2 Additional Representations and Warranties of Acuitas. Acuitas hereby represents and warrants to Verve as of the Effective Date as follows:

(a) Impairment. Neither Acuitas nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any Technology, that would in any way conflict with or impair the scope of any rights, licenses or options granted to Verve hereunder or that would be granted to Verve under any Non-Exclusive License Agreement.

(b) Patents and Know-How. Exhibit 1.1 sets forth a complete and accurate list of all Patents included in the Acuitas Background Technology. Acuitas Controls the Acuitas Background Technology. All Acuitas inventors of the Acuitas Background Technology have validly assigned their rights to the Acuitas Background Technology to Acuitas. Acuitas is and will remain entitled to grant to Verve the licenses specified herein or under a Non-Exclusive License Agreement during the Term, to the Patents and the Know-How within the Acuitas LNP Technology. To Acuitas’ knowledge, the Patents listed on Exhibit 1.1 have been diligently prosecuted and maintained in accordance with applicable Law. None of the Patents included in the Acuitas Background Technology listed on Exhibit 1.1 are or have been involved in any opposition, cancellation, interference, reissue or reexamination proceeding, and to Acuitas’ knowledge as of the Effective Date, no Acuitas Background Technology is the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation. As of the Effective Date, neither Acuitas nor any of its Affiliates has received any notice alleging that the Patents in the Acuitas Background Technology listed on Exhibit 1.1 are invalid or unenforceable, or challenging Acuitas’ ownership of or right to use the Acuitas Background Technology.

(c) Entire LNP Technology. The Acuitas LNP Technology licensed to Verve under this Agreement or any Non-Exclusive License Agreement comprises all LNP Technology owned or Controlled by Acuitas. As of the Effective Date, the License Agreement dated [**] between Acuitas and [**] is the only LNP Technology owned or controlled by Acuitas that is not Acuitas LNP Technology.

(d) Encumbrances. Acuitas and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement. As of the Effective Date, neither Acuitas nor any of its Affiliates has granted any liens or security interests on the Acuitas Background Technology, and the Acuitas Background Technology is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind.

(e) Defaults. The execution, delivery and performance by Acuitas of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which Acuitas is a party or by which it is bound, including each of the agreements which Acuitas has identified to Verve prior to the Effective Date, in each case as would reasonably be expected to have a material adverse effect on the rights granted to Verve hereunder or under any Non-Exclusive License Agreement.

(f) Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Acuitas, currently threatened in writing against or affecting Acuitas that questions the validity of this Agreement, the right of Acuitas to enter into this Agreement or consummate the transactions contemplated hereby or that relates to the Acuitas LNP Technology.

(g) Infringement. Neither Acuitas nor any of its Affiliates has received any notice of any claim, nor does Acuitas or its Affiliates have any knowledge of any basis for any claim, that any Patent, Know-How or other intellectual property owned or controlled by a Third Party would be infringed or misappropriated by the practice of any Acuitas LNP Technology in connection with the performance of the Workplan or the use of Acuitas LNP Technology in connection with the production, use, research, development, manufacture or commercialization of any product as contemplated by a Non-Exclusive License Agreement.

(h) Third Party Infringement. To Acuitas’ knowledge, no Third Party is infringing or has infringed any Patent within the Acuitas LNP Technology or is misappropriating or has misappropriated any Know-how within the Acuitas LNP Technology.

8.3 Disclaimers. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that the Program will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.

8.4 No Consequential Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT THIS SECTION 8.4 WILL NOT APPLY TO BREACHES OF ARTICLES 6 OR 7 OR THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER ARTICLE 8.

8.5 Performance by Others. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, and/or permitted subcontractors in accordance with Section 3.1(i); provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and/or permitted subcontractors and will cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.

8.6 Indemnification.

(a) Indemnification by Acuitas. Acuitas will indemnify Verve, its Affiliates and their respective directors, officers, employees, Third Party licensors, licensees, permitted subcontractors, Collaboration Partners and agents, and their respective successors, heirs and assigns (collectively, “Verve Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) against the Verve Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Acuitas of any provision of this Agreement; or (ii) any negligence or willful misconduct on the part of any Acuitas Indemnitee in the conduct of the Workplan; or (iii) any alleged infringement or misappropriation of Patents or other intellectual property rights by Verve in the conduct of the Workplan based solely on Verve’s use of Acuitas LNP Technology as permitted hereunder in the performance of the Program (excluding for clarity infringement of Patents, Know-How or Materials covering Verve Technology used by Verve in the performance of the Workplan) except in each case (i)-(iii) to the extent Verve is obligated to indemnify an Acuitas Indemnitee in accordance with Section 8.6(b).

(b) Indemnification by Verve. Verve will indemnify Acuitas, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Acuitas Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims against Acuitas Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Verve of any provision of this Agreement; or (ii) any negligence or willful misconduct on the part of any Verve Indemnitee in the conduct of the Workplan; or (iii) any alleged infringement or misappropriation of Patents or other intellectual property rights by Acuitas in the conduct of the Workplan based solely on Acuitas’ use of Verve Technology as permitted hereunder in the performance of the Program (excluding, for clarity, infringement of Acuitas LNP Technology used by Acuitas in the performance of the Workplan), except in each case (i)-(iii) to the extent Acuitas is obligated to indemnify Verve in accordance with Section 8.6(a).

(c) Notice of Claim. All indemnification claims provided for in subsections (a) and (b) above will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will promptly notify the indemnifying Party (the “Indemnifying Party”) in writing of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under subsections (a) or (b) above (each such notice, an “Indemnification Claim Notice”), provided that the failure to promptly provide such notice and details shall not relieve the Indemnifying Party of any of its indemnification obligations hereunder, except to the extent that the Indemnifying Party’s defense of the relevant Third Party Claim is prejudiced by such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third-Party Claims.

(d) Defense, Settlement, Cooperation and Expenses.

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third-Party Claim by giving written notice to the Indemnified Party within [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third-Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party (the Indemnifying Party will consult with the Indemnified Party with respect to such legal counsel and a possible conflict of interest of such counsel retained by the Indemnifying Party). In the event the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third-Party Claim.

(ii) Right to Participate in Defense. Without limiting subsection (i) above, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (A) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with subsection (i) above (in which case the Indemnified Party will control the defense) or (B) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles, in which case the Indemnifying Party will assume [**] percent ([**]%) of any such reasonable costs and expenses of counsel for the Indemnified Party.

(iii) Settlement. With respect to any Third Party Claims that relate solely to the payment of money damages in connection with a Third Party Claim and that will not (A) result in the Indemnified Party’s becoming subject to injunctive or other relief, (B) include any admission or concession of liability or wrongdoing on the part of the Indemnified Party, or (C) otherwise adversely affect the business or Patents of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with subsection (i) above, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). Where the Indemnifying Party has assumed the defense of the Third-Party Claim in accordance with subsection (i) above, the Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(iv) Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith at the Indemnifying Party’s expense. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(v) Costs and Expenses. Except as provided above in this Section 8.6, the costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to prompt refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.7 Insurance. Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the respective industry of such Party for the activities to be conducted by such Party under this Agreement. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this Agreement. Upon the request of a Party, the other Party will provide evidence of the insurance coverage required by this Section 8.7.

ARTICLE 9

Term and Termination

9.1 Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms this Article 9 or by mutual written consent, will terminate on the third (3rd) anniversary of the Effective Date; provided, Verve will have one (1) option to extend the initial three (3) year term for an additional two (2) year period by providing written notice thereof to Acuitas at least six (6) months prior to the third (3rd) anniversary of the Effective Date (the “Term”).

9.2 Termination by Verve.

(a) Breach. Verve will have the right to terminate this Agreement or the Program in full upon delivery of written notice to Acuitas in the event of a material breach by Acuitas of its obligations under this Agreement, provided that such breach has not been cured within [**] after written notice thereof is given by Verve to Acuitas specifying the nature of the alleged breach. In the event of a termination of the Program for Acuitas’ uncured material breach, the JDC will be disbanded, Acuitas will receive no further reimbursement for FTE Costs or external expenses and Acuitas will conduct a technology transfer and provide necessary licenses to Verve or its Third Party designee each as reasonably necessary for Verve or such Third Party designee to complete the conduct of the Program. For avoidance of doubt, termination of the Program pursuant to this Section 9.3(a) will not terminate Verve’s reservation of Reserved Targets or the Options, subject to the payment of the fees associated therewith. Any Option that is in effect as of the effective date of termination pursuant to this Section 9.2(a) will continue in effect until the expiration of the Term, as the Term may be extended by Verve.

(b) Discretionary Termination. Verve will have the right to terminate this Agreement in full at any time without cause by giving thirty (30) days’ prior written notice to Acuitas. Upon termination by Verve pursuant to this subsection, Verve will pay to Acuitas all accrued, then-unpaid Target Reservation and Maintenance Fees, and any amounts payable to Acuitas for any Works and Services performed pursuant to the Workplan up through the date of such termination and provided however, that if Verve terminates the Agreement within the first year after the Effective Date, payment of any outstanding amount of the FTE Costs that would have due under the Workplan for the first year (to the extent that such FTE Costs have been specified in the Workplan).

9.3 Termination by Acuitas. Acuitas will have the right to terminate this Agreement in full upon delivery of written notice to Verve in the event of a material breach by Verve of its obligations under this Agreement, provided that such breach has not been cured within [**] after written notice thereof is given by Acuitas to Verve specifying the nature of the alleged breach. Verve hereby agrees that Acuitas is entitled to receive payment of any amounts payable to Acuitas for any Works and Services performed pursuant to the Workplan up through the date of such termination. If Acuitas terminates this Agreement pursuant to this Section 9.3, then Acuitas will have the right, but not the obligation, to terminate any then-existing Non-Exclusive License Agreement.

9.4 Termination Upon Bankruptcy. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act in any state or country or has any such petition filed against it which is not discharged within [**] of the filing thereof, then the other Party may thereafter terminate this Agreement effective immediately upon written notice to such Party. All rights and licenses granted under or pursuant to this Agreement by Acuitas are, and will otherwise be deemed to be, for purposes of Section 65.11(7) of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 and Section 32(6) of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (the “Insolvency Legislation”), a grant of “right to use intellectual property” as used in the Insolvency Legislation. The Parties agree that Verve and its Affiliates, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Insolvency Legislation subject to the payment of amounts provided for herein. Without limiting Verve’s rights under the Insolvency Legislation, if Acuitas becomes insolvent or makes an assignment for the benefit of its creditors or there is filed by or against the Acuitas any bankruptcy, receivership, reorganization or similar proceeding pursuant to or under the Insolvency Legislation or otherwise, Verve shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of Acuitas, shall be promptly delivered to it (a) before this Agreement is rejected by or on behalf of Acuitas, within [**] after Verve’s written request, unless Acuitas, or its trustee or receiver, elects within [**] to continue to perform all of its obligations under this Agreement, or (b) after any rejection of this Agreement by or on behalf of Acuitas, if not previously delivered as provided under clause (a) above. All rights of the Parties under this Section 9.4 and under Section 65.11(7) of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 and Section 32(6) of the Companies’ Creditors Arrangement Act are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, the Insolvency Legislation, and any other applicable Laws.

9.5 Effects of Termination.

(a) In the event of a dispute as to whether Verve has materially breached its payment obligations or Acuitas has materially breached its obligations under the Workplan, Verve shall make payment of the disputed amounts to a Third-Party trustee selected by Verve and reasonably acceptable to Acuitas. The Third-Party trustee shall confirm to Acuitas that it holds such payment and will forward the monies to Acuitas or return the monies to Verve once the dispute has been finally resolved and depending on the outcome of the resolved dispute. Upon the request of Verve, the following shall apply to any dispute described in the first sentence of this Section 9.5(a): the informal dispute resolution process in Section 10.1(a) shall not apply; the negotiation period for the Executive Officers in Section 10.1(a) shall be limited to [**].

(b) Upon termination by either Party under Sections 9.2, 9.3 or 9.4, (a) Acuitas will terminate all Works and Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Verve, (b) Acuitas will use commercially reasonable efforts to terminate or limit any outstanding commitments and costs associated with the Workplan, (c) Acuitas will deliver to Verve any Verve Materials in its possession or control and all deliverables developed through termination or expiration, and (d) Acuitas will promptly issue a final invoice to Verve and Verve will pay Acuitas any monies due and owing Acuitas, up to the time of termination or expiration, for Works and Services actually performed and all authorized expenses actually incurred (as specified in the Workplan).

9.6 Survival. In addition to the termination consequences set forth in Section 9.5, the following provisions will survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Article 1 (to the extent applicable to any other surviving provisions), Article 6, Article 7 and Article 10 and Section 3.1(f) (with respect to Acuitas’ obligation to complete a technology transfer, as applicable), Section 3.3(a), Section 3.3(b) (with respect to the Parties’ permitted use of Workplan Data), Section 3.3(c)(i) (with respect to the Parties’ obligation to return or destroy Materials after expiration or termination of this Agreement), Section 5.1 (d), Section 5.2 (to the extent that Verve exercises an Option, as applicable), Section 8.3, Section 8.4, Section 8.6, Section 9.5 and this Section 9.6. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

ARTICLE 10

Miscellaneous

10.1 Dispute Resolution.

(a) Disputes. Disputes arising under or in connection with this Agreement will be resolved pursuant to this Section 10.1; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than any Verve Indemnitees or Acuitas Indemnitees identified in Section 8.6), the dispute procedures set forth Sections 10.1(b) and 10.1(c) will be inapplicable as to such dispute.

(b) Dispute Escalation. In the event of a dispute between the Parties, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves or the Workplan Leaders. In the event that such dispute is not resolved on an informal basis within [**], any Party may, by written notice to the other, have such dispute referred to each Party’s Chief Executive Officer or his or her designee (who will be a senior executive), who will attempt in good faith to resolve such dispute by negotiation and consultation for a [**] period following receipt of such written notice.

(c) Dispute Resolution. In the event the Chief Executive Officers of the Parties are not able to resolve such dispute as set forth above, the Chief Executive Officers will together elect whether to submit the dispute to mediation, litigation or arbitration. In the absence of such an agreement, either Party may elect to initiate litigation.

(d) Injunctive Relief. Notwithstanding the dispute resolution procedures set forth in this Section 10.1, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any dispute resolution procedures hereunder.

(e) Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in this Section 10.1 are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.

(f) Prevailing Party. The prevailing Party in any suit related to this Agreement will be entitled to recover from the losing Party all out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing Party in connection with such arbitration or suit.

10.2 Invoices and Payments. All invoices to be delivered to Verve hereunder shall be delivered in accordance with Section 10.11 or in such other manner specified by Verve from time to time. All amounts specified in, and all payments to be made by Verve hereunder will be in, U.S. dollars and will be paid by wire transfer to such bank account as Acuitas may designate at least [**] before such payment is due. Verve may withhold from payments due to Acuitas amounts for payment of any withholding tax that is required by Law to he paid to any taxing authority with respect to such payment. Verve will provide Acuitas all relevant documents and correspondence, and will also provide to Acuitas any other cooperation or assistance on a reasonable basis as may be necessary to enable Acuitas to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Upon the request of Acuitas, Verve will give proper evidence from time to time as to the payment of any such tax.

10.3 Relationship of Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third-Party beneficiaries hereunder.

10.4 Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable Law.

10.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the state of New York, United States of America, without respect to its conflict of Laws rules, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patents or Know-How will be governed by, and construed and enforced in accordance with, the substantive Laws of the jurisdiction in which such Patents or Know-How apply.

10.6 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party

10.7 Headings. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.

(a) Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

(b) Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitation”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. In this Agreement, the word “or” means “and/or”. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section.

10.8 Further Assurances. Each Party shall take all customary and reasonable actions and do all things reasonably necessary or proper, including under applicable law, to make effective and further the intents and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Party.

10.9 Binding Effect. This Agreement will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

10.10 Assignment. This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, that either Party may assign this Agreement without such consent to an Affiliate or to its successor in connection with the sale of all or substantially all of its assets or business or that portion of its business pertaining to the subject matter of this Agreement (whether by merger, consolidation or otherwise).

10.11 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, email, recognized international overnight courier, or registered or certified mail, return receipt requested, postage prepaid to the following addresses:

if to Verve:	Verve Therapeutics, Inc. 500 Technology Square Cambridge, MA 02139 Email: [**] Attn: COO

With a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: Lowell Segal Email: [**]

If to Acuitas:	Acuitas Therapeutics Inc. 6190 Agronomy Road, Suite 405 Vancouver, B.C. Canada V6T 1Z3 Attention: President and CEO Email: [**]

With a copy to:	McCarthy Tetrault LLP Suite 2400 745 Thurlow Street Vancouver, B.C. Canada V6E 0C5 Attention: Miranda Lam, Esq. Email: [**]

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 10.11.

10.12 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.13 Severability. In the event that any provision of this Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

10.14 Entire Agreement. This Agreement together with any Non-Exclusive License Agreements (including all appendices and exhibits hereto and thereto) entered into during the Term are the sole agreements with respect to their subject matter and supersede all other agreements and understandings between the Parties with respect to same.

10.15 Force Majeure. Neither Acuitas nor Verve will be liable for failure of or delay in performing obligations set forth in this Agreement (other than any obligation to pay monies when due), and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Acuitas or Verve; provided that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Development and Option Agreement to be executed by their respective duly authorized officers as of the Effective Date.

ACUITAS THERAPEUTICS, INC.

By:	/s/ T.D. Madden
(Signature)

Name:	Thomas Madden

Title:	President & CEO

VERVE THERAPEUTICS, INC.

By:	/s/ Andrew D. Ashe
(Signature)

Name:	Andrew D. Ashe

Title:	President & COO